Exhibit 4.11
November ___, 2009
PolyMedix, Inc.
170 N. Radnor-Chester Road
Suite 300
Radnor, PA 19087
Ladies and Gentlemen:
     The undersigned (the “Investor”) hereby confirms and agrees with you as follows:
     1. This Purchase Agreement (the “Agreement”) is made as of the date hereof between PolyMedix, Inc., a Delaware corporation (the “Company”), and the Investor that is a signatory to this Agreement.
     2. The Company has authorized the sale and issuance to certain investors of up to an aggregate of                      million units (the “Units”), each consisting of (i)                      shares (the “Shares”) of its common stock, par value $0.001 per share (the “Common Stock”), and (ii)                      Series C Warrants (the “Warrant(s)”) to purchase                      of a share of Common Stock, for a purchase price of $                     per Unit. The shares issuable upon exercise of the Warrants are referred to herein as “Warrant Shares” and, together with the Units, the Shares and the Warrants, are collectively referred to herein as the “Securities.”
     3. The offering and sale of the Units (the “Offering”) is being made pursuant to an effective Registration Statement on Form S-1 (Registration No. 333-160833) (filed by the Company with the Securities and Exchange Commission (the “Commission”)) (the “Registration Statement”), a preliminary prospectus dated                      , 2009 (the “Preliminary Prospectus”), and the pricing information provided to the Investor prior to the Investor's execution and delivery of this Agreement. The Investor hereby acknowledges receipt of the Disclosure Package.
     4. The Company and the Investor agree that the Offering is being made subject to the execution by the Company and the Placement Agents of the Placement Agency Agreement. The Company and the Investor agree that the Investor will purchase from the Company and the Company will issue and sell to the Investor the number Securities set forth below the Investor’s name on Schedule I hereto, at a purchase price of $                     per Unit, pursuant to the Terms and Conditions for Purchase of Securities attached hereto as Annex I and incorporated herein by reference as if fully set forth herein. The Investor acknowledges that the Offering is not being underwritten by the Placement Agents and that there is no minimum offering amount. Shares of Common Stock will be credited to the Investor using customary book-entry procedures. The executed Warrant will be delivered to the Investor pursuant to the terms thereof.
     5. The Investor represents that, except as set forth below, (a) it has had no position, office or other material relationship within the past three years with the Company or persons known to it to be affiliates of the Company, (b) except as set forth on Schedule II hereto, neither it, nor any group of which it is a member or to which it is related, beneficially owns (including the right to acquire or vote) any securities of the Company and (c) it is not a, and it has no direct or indirect affiliation or association with any, FINRA member as of the date hereof.

2

     Please confirm that the foregoing correctly sets forth the agreement between us by signing in the space provided below for that purpose.

Name of Investor:

By:

Name:

Title:

AGREED AND ACCEPTED:
POLYMEDIX, INC.

By:

Name:

Title:

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SCHEDULE I
SCHEDULE OF INVESTORS

Name of Investor:

Name of Individual Representing Investor:

Title of Individual Representing Investor:

Address:

Telephone:

Telecopier:

Number of	Price Per	Aggregate
Units	Unit	Purchase
to Be Purchased	In Dollars	Price
	$___	$

SCHEDULE II
SCHEDULE OF BENEFICIAL OWNERSHIP
     Please provide the number of securities of PolyMedix, Inc. that you or your organization will beneficially own immediately after Closing, including those Securities purchased by you or your organization pursuant to this Agreement and those securities purchased or acquired by you or your organization through other transactions and provide the number of securities that you have or your organization has the right to acquire within 60 days of Closing:

ANNEX I
TERMS AND CONDITIONS FOR PURCHASE OF SECURITIES
     1. Agreement to Sell and Purchase the Securities; Placement Agents.
     1.1 Upon the terms and subject to the conditions hereinafter set forth, at the Closing (as defined in Section 2 below), the Company will sell to the Investor, and the Investor will purchase from the Company, the number of Units set forth on Schedule I of this Agreement below such Investor’s name at the purchase price set forth therein.
     1.2 The Company may enter into agreements similar to this Agreement with certain other investors (the “Other Investors”) and expects to complete sales of Securities to them. The Investor and the Other Investors hereinafter collectively are referred to as the “Investors,” and this Agreement and the agreements executed by the Other Investors are hereinafter collectively referred to as the “Agreements”. The Company may accept or reject any one or more Agreements in its sole discretion.
     1.3 The Company has entered into a Placement Agency Agreement (the “Placement Agency Agreement”) dated the date hereof with Merriman Curhan Ford & Co., Boenning & Scattergood, Inc. and Noble Financial Capital Markets in their capacities as Placement Agents for the Offering (together, the “Placement Agents”), and the Company has agreed to pay the Placement Agents a fee in respect of the sale of the Common Stock and Warrants.
     2. Delivery of the Shares at Closing. The completion of the purchase and sale of the Securities (the “Closing”) shall take place at a place and time (the “Closing Date”) to be specified by the Company and the Placement Agents, in accordance with Rule 15c6-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
          The Company’s obligation to issue and sell the Securities at Closing to the Investor shall be subject to the (a) accuracy of the representations and warranties made by the Investor and the fulfillment of those undertakings of the Investor to be fulfilled prior to the Closing and (b) the payment by the Investor of the purchase price for the Units being purchased hereunder.
          The Investor’s obligation to purchase the Securities shall be subject to the condition that the Placement Agents shall not have (a) terminated the Placement Agency Agreement pursuant to the terms thereof or (b) determined that the conditions to closing in the Placement Agency Agreement have not been satisfied.
          At the Closing, the Investor shall remit by wire transfer the amount of funds equal to the aggregate purchase price for the Units being purchased by the Investor to the following account:
[Insert Wire Instructions]
           Upon receipt of payment by, or on behalf of, the Investor, the Company shall (a) deliver the Shares purchased by the Investor to the Investor through DTC directly to the account(s) of the applicable DTC Holder as set forth on Annex II and (b) deliver the Warrants to the Investors at the address set forth on Annex II.

          At the Closing, payment shall be made by, or on behalf of, the Investor by release of the funds paid by each Investor and the Company shall (a) deliver the Shares purchased by the Investor to the Investor through DTC directly to the account(s) of the applicable DTC Holder as set forth on Annex II and (b) deliver the Warrants to the Investors at the address set forth on Annex II.
     3. Representations, Warranties and Covenants of the Company. The Company hereby represents and warrants to, and covenants with, the Investor, as follows:
     3.1 The issuance and sale of each of the Shares and the Warrants have been duly authorized by the Company, and the Shares, when issued and paid for in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable and will not be subject to preemptive or similar rights. The Warrant Shares have been duly authorized and reserved for issuance pursuant to the terms of the Warrants, and the Warrant Shares, when issued by the Company upon valid exercise of the Warrants and payment of the exercise price, will be duly and validly issued, fully paid and nonassessable and will not be subject to preemptive or similar rights.
     3.2 This Agreement constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and equitable principles of general applicability.
     4. Representations, Warranties and Covenants of the Investor. The Investor represents and warrants to the Company as follows:
     4.1 The Investor has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and this Agreement constitutes a valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and equitable principles of general applicability.
     4.2 The Investor is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in shares representing an investment decision like that involved in the purchase of the Securities and has, in connection with its decision to purchase the number of Securities set forth on Schedule I to the Agreement, relied solely upon the Disclosure Package and has not relied upon any information provided by the Placement Agents.
     4.3 The Investor understands that nothing in this Agreement or the Disclosure Package or any other materials presented to the Investor in connection with the purchase and sale of the Units constitutes legal, tax or investment advice. The Investor has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of Units.
     4.4 Since the earlier to occur of (i) the date on which a Placement Agent first contacted the Investor about the Offering and (ii) the date of this Agreement, the Investor has not engaged in any transactions in the securities of the Company (including, without limitation, any Short Sales involving the

Company’s securities). The Investor covenants that it will not engage in any transactions in the securities of the Company (including Short Sales) prior to the time that the transactions contemplated by this Agreement have been publicly disclosed. The Investor agrees that it will not use any of the Units acquired pursuant to this Agreement to cover any short position in the Common Stock if doing so would be in violation of applicable securities laws. For purposes hereof, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, whether or not against the box, and all types of direct and indirect stock pledges, forward sales contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers.
     5. Survival of Representations, Warranties and Agreements. Notwithstanding any investigation made by any party to this Agreement, all covenants, agreements, representations and warranties made by the Company and the Investor herein shall survive the execution of this Agreement, the delivery to such Investor of the Securities being purchased and the payment therefor.
     6. Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be mailed (A) if within the domestic United States, by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, or by facsimile, or (B) if delivered from outside the United States, by International Federal Express or facsimile, and shall be deemed given (i) if delivered by first-class registered or certified mail domestic, three business days after so mailed, (ii) if delivered by a nationally recognized overnight carrier, one business day after so mailed, (iii) if delivered by International Federal Express, two business days after so mailed, (iv) if delivered by facsimile, upon electronic confirmation of receipt and shall be delivered as addressed as follows: (a) if to the Company, Polymedix, Inc., 170 N. Radnor-Chester Road, Suite 300, Radnor, Pennsylvania 19087, Facsimile: (484) 598-2333, Attention: Edward F. Smith, Chief Financial Officer; with copies to Pepper Hamilton, LLP, 400 Berwyn Park, 899 Cassatt Avenue, Berwyn, Pennsylvania 19312, Attention: Jeffrey P. Libson, Facsimile: (610) 640-7835; and (b) if to an Investor, at its address on Schedule I hereto, or at such other address or addresses as may have been furnished to the Company in writing by such Investor.
     7. Changes. This Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Company and the Investor.
     8. Headings. The headings of the various sections of this Agreement have been inserted for convenience or reference only and shall not be deemed to be part of this Agreement.
     9. Severability. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.
     10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflicts of law.
     11. Counterparts; Facsimile. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties. Facsimile signatures shall be as effective as original signatures.
     12. Confirmation of Sale. The Investor acknowledges and agrees that such Investor’s receipt of the Company’s counterpart to this Agreement, together with the Disclosure Package shall constitute written confirmation of the Company’s sale of Units to such Investor.
     13. Termination. In the event that the Offering is terminated prior to Closing, this Agreement shall terminate without any further action on the part of the parties hereto and any monies remitted by the Investor will be promptly refunded, without interest, to the Investor.

Annex II
POLYMEDIX, INC.
INVESTOR QUESTIONNAIRE
          Pursuant to Annex I to the Agreement, please provide us with the following information:

1.	The exact name that your Shares and Warrants are to be registered in. You may use a nominee name if appropriate:

2.	The relationship between the Investor and the registered holder listed in response to item 1 above:

3.	The mailing address of the registered holder listed in response to item 1 above:

4.	The Social Security Number or Tax Identification Number of the registered holder listed in the response to item 1 above:

5.	Name of DTC Participant (broker-dealer at which the account or accounts to be credited with the Shares are maintained):

6.	DTC Participant Number:

7.	Name of Account at DTC Participant being credited with the Shares:

8.	Account Number at DTC Participant being credited with the Shares: